UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2010

PORTLAND GENERAL ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Oregon	1-5532-99	93-0256820
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

121 SW Salmon Street, Portland, Oregon 97204

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 17, 2009, the Board of Directors of Portland General Electric Company (the Company) approved a form of Agreement Concerning Indemnification and Related Matters (the Agreement) and authorized and directed the Company to enter into the Agreement with certain of the Company’s officers and key employees (each an Indemnitee).

The Agreement requires the Company to indemnify the Indemnitee, to the fullest extent permitted by law, against all expenses, judgments, fines and amounts paid in settlement, incurred by the Indemnitee in connection with any proceeding, whether of a civil, criminal, administrative or investigative nature, in which the Indemnitee may be or may have been involved as a party, witness or otherwise, by reason of the fact that he or she was an officer or employee of the Company or by reason of the fact that he or she was serving, at the request of the Company, in certain capacities for other entities. In addition, the Agreement provides for the advancement of expenses, including attorney fees, incurred by the Indemnitee in defending against any such proceeding.

The Agreement sets out, among other things, the process for determining entitlement to indemnification, the conditions to advancement of expenses, the procedures for enforcement of indemnification rights, the limitations on indemnification and requirements relating to the notice and defense of claims for which indemnification is sought.

The Agreement also provides that the Indemnitee will have no monetary liability of any kind in respect of his or her errors or omissions in serving the Company or any of its subsidiaries, their respective shareholders or any other enterprise at the request of the Company, so long as such errors or omissions are not shown by clear and convincing evidence to have involved (i) any breach of the Indemnitee’s duty of loyalty to such entities, (ii) any act or omission not in good faith or which involved intentional misconduct or a knowing violation of the law, (iii) any transaction from which the Indemnitee derived an improper personal benefit, (iv) any unlawful distribution (as defined), or (v) profits made from the purchase and sale by the Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934 or similar provisions of state law.

The foregoing description is only a summary of certain provisions of the Agreement, and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 17, 2010, the Board of Directors of Portland General Electric Company adopted an amendment to the Bylaws of the Company, effective on such date. The amendment changes Section 2.2 of Article II to read in its entirety as follows:

2.2 Special Meetings. Special meetings of the shareholders may be called by the Chairman of the Board, the Chief Executive Officer, the President or by the Board of Directors.

The previous language in Section 2.2 also provided that special meetings shall be called by the President (or in the event of absence, incapacity or refusal of the President, by the Secretary or any other officer) at the request of the holders of not less than 10 percent (unless the Articles of Incorporation provide otherwise) of all votes entitled to be cast on any issue proposed to be considered at the special meeting.

The amendment was made in response to a recent change in the Oregon Business Corporation Act that became effective January 1, 2010. Under the prior law, shareholders holding at least ten percent of the votes entitled to be cast at a special meeting could require an Oregon corporation to call a special meeting of shareholders. Under the new law, for a publicly traded Oregon corporation there is no longer a minimum percentage of shareholder votes that are entitled to require the corporation to call a special meeting of shareholders.

A copy of the Seventh Amended and Restated Bylaws of Portland General Electric Company is included herewith as Exhibit 3.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

3.1	Seventh Amended and Restated Bylaws of Portland General Electric Company, as amended on February 17, 2010.

10.1	Form of Agreement Concerning Indemnification and Related Matters for officers and key employees.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

Date: February 19, 2010	By:	/s/ Maria M. Pope
Maria M. Pope
Senior Vice President, Chief
Financial Officer and Treasurer